                                                     (Exhibit 11)

                      AMERICOLD CORPORATION

               STATEMENT REGARDING COMPUTATION OF
                       PER SHARE EARNINGS
              (In thousands, except per share data)

                                                                 Year-ended last day of February
                                                              1993             1994             1995
                                                           ----------       ----------       ----------
       Net income (loss)                                   $ (8,150)        $(77,121)        $  5,564

       Less:  total accrued preferred dividend

         (43.860 shares x 13.25% x 8/12 yr)                    (387)             -                (60)

         (38.389 shares x 14.25% x 4/12 yr)                    (183)             -                -

         (49.672 shares x 11.50% x 8/12 yr)                     -               (381)             -

         (43.860 shares x 13.25% x 4/12 yr)                     -               (194)             -

         (49.672 shares x 11.50% x 4/12 yr)                     -                -               (190)

         (55.384 shares x 13.50% x 7/12 yr)                     -                -               (436)

         (52.936 shares x 13.50% x 1/12 yr)                     -               (183)             (60)
                                                           ---------        ---------        ---------

       Net income (loss) for per share calculation         $ (8,720)        $(77,696)        $  4,878
                                                           =========        =========        =========

       Weighted average number of shares outstanding          4,839            4,855            4,864
                                                           =========        =========        =========

       Net income (loss) per share                         $  (1.80)        $ (16.00)      $     1.00
                                                           =========        =========        =========